1

Exhibit 10.19

AMENDMENT NO. 1
TO MASTER REPURCHASE AGREEMENT
Amendment No. 1 to Master Repurchase Agreement, dated as of May 12, 2014 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and Stonegate Mortgage Corporation (“Seller”).
RECITALS
Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of February 28, 2013 (as amended from time to time, the “Existing Master Repurchase Agreement”; and as amended by this Amendment, the “Master Repurchase Agreement”).
Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.
Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:
Section 1.Delivery of Mortgage Loan Documents. Section 3.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (c) in its entirety and replacing it with the following (modified text underlined for review purposes):

(c)
Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Pooled Mortgage Loan, Seller shall deliver to Buyer or its Custodian, as applicable, the related Agency Documents in accordance with and pursuant to the terms of Section 7.2(d) hereof and the Custodial Agreement and Seller shall cause the Custodian to deliver a trust receipt to Buyer with respect to such Mortgage Loans in accordance with the terms of the Custodial Agreement. In addition, Seller shall deliver to Buyer a duly executed Trade Assignment together with a true and complete copy of the Purchase Commitment with respect to the related Mortgage-Backed Security in accordance with and pursuant to the terms of Section 7.2(d) and Section 7.2(q).

Section 2.Repurchase Acceleration Events. Section 4.2 of the Existing Master Repurchase Agreement is hereby amended by (a) deleting “or” at the end of clause (i), (b) deleting the “.” at the end of clause (j) and replacing it with “; or” and (c) adding the following clause (k) at the end thereof:

(k)
with respect to any Pooled Mortgage Loan or Mortgage-Backed Security, if the Seller has failed to deliver the related Trade Assignment to Buyer in accordance with the requirements set forth in Section 7.2(q).

Section 3.Servicing. Section 6.2 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (n) in its entirety and replacing it with the following (modified text underlined for review purposes):

(n)	Termination. Buyer shall have the right at any time to immediately terminate the Seller’s or any Servicer’s (as applicable) right to service the Purchased Mortgage

Loans due to a Servicer Termination Event or for any other reason without payment of any penalty or termination fee. Seller shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer as a result of a Servicer Termination Event or an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.
Section 4.Conditions Precedent. Section 7.2 of the Existing Master Repurchase Agreement is hereby amended by:
1.deleting clause (a)(iii) in its entirety and replacing it with the following:
(iii)    [reserved];
2.(a) deleting “and” at the end of clause (a)(iv), (b) deleting the remainder of such Section 7.2(a) following clause (iv) and (c) adding the following at the end thereof:

(v)
a schedule identifying each Asset subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage or a Bond Loan - 1st Lien, as applicable; and

(vi)	such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time;
3.deleting clause (d) in its entirety and replacing it with the following (modified text underlined for review purposes):

(d)
on or prior to the Pooling Date for any Pooled Mortgage Loan, Seller shall deliver or cause to be delivered (A) to Buyer, an executed trust receipt from the Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (B) to the Custodian (or otherwise made available to the Custodian), all documents, schedules and forms required by and in accordance with Section 3 of the Custodial Agreement, (C) to Buyer, a copy of each of the applicable Agency Documents, and (D) to Buyer, a Trade Assignment executed by such Seller that satisfies the requirements set forth in Section 7.2(q);

4.(a) deleting “and” at the end of clause (o), (b) deleting the “.” at the end of clause (p) and replacing it with “; and” and (c) adding the following clause (q) immediately after clause (p) thereof:

(a)
Seller hereby acknowledges that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. Seller hereby acknowledges and agrees to deliver to Buyer, in form and substance satisfactory to Buyer and not later than 1:00 p.m. (New York City time) on the date on which such seventy-two (72) hour period commences, each related Trade Assignment (solely to the extent such Pooled Mortgage Loan is not pooled with Mortgage Loans financed by a third party pursuant to a joint pooling arrangement) executed by Seller, together with a true and complete copy of the related Purchase Commitment for any Assets subject to the proposed Transaction that are subject to a Purchase Commitment.

Section 5.Financial Statements and Other Reports. Section 9.1 of the Existing Master Repurchase Agreement is hereby amended by deleting clauses (d) and (g) in their entirety and replacing them with the following, respectively (modified text underlined for review purposes):

(d)
Investor Report Cards. Seller shall deliver to Buyer within five (5) Business Days of a request from Buyer, the most recent report cards from all investors who purchase 10% or more of Seller’s production.

(g)
Reports and Information Regarding Purchased Assets. Seller shall deliver to Buyer, with reasonable promptness upon Buyer’s request: (i) copies of any reports related to the Purchased Assets, (ii) copies of all documentation in connection with the underwriting and origination of any Purchased Asset that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Purchased Assets.

Section 6.Notice. Section 9.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following (modified text underlined for review purposes):

(b)
any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than ten percent (10%) of Seller’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Principal Agreements or (iv) questions or challenges compliance of any Purchased Asset with the Ability to Repay Rule or the QM Rule;

Section 7.Fidelity Bonds and Insurance. Section 9.9 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.9
Fidelity Bonds and Insurance. Seller shall maintain an insurance policy, in a form and substance satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by Seller, or any officer, director, employee or agent of Seller, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount as required by the Fannie Mae Guide. Following approval by Buyer of a specific insurance policy, Seller shall not amend, cancel, suspend or otherwise change such policy without the prior written consent of Buyer.

Section 8.Additional Repurchase or Warehouse Facility. Section 9.13 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.13
Additional Repurchase or Warehouse Facility. Subject to Section 10.12, Seller shall maintain throughout the term of this Agreement, with nationally recognized and established counterparties (other than Buyer) loan repurchase or warehouse facilities that provide funding on an aggregate basis in an amount equal to at least the Aggregate Transaction Limit and accommodates wet mortgage loans in an amount not less than the amount provided hereunder.
Section 9.Most Favored Status. Section 9.16 of the Existing Master Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

9.16	Reserved.
Section 10.Events of Default. Section 11.1 of the Existing Master Repurchase Agreement is hereby amended by deleting clauses (h) and (s) in their entirety and replacing them with the following, respectively:

(h)
(i) the failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller as contained in Sections 9.4, 9.12, 9.13, 9.17, 10.1, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10 or 10.12 of this Agreement, irrespective of any cure period, or (ii) the failure of Seller to perform, comply with or observe any other term, covenant or agreement applicable to Seller as contained in this Agreement and such occurrence shall not have been remedied within three (3) Business Days;

(s)    [reserved];
Section 11.Remedies. Section 11.2 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (e) in its entirety and replacing it with the following (modified text underlined for review purposes):

(e)
either (x) sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Assets on a servicing-retained or servicing-released basis; provided that Buyer may purchase any or all of the Purchased Assets at any public or private sale; provided further that Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following any such sale and/or credit; or (y) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including credit for the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence;

Section 12.Indemnification. Section 12.1 of the Existing Master Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

12.1
Indemnification. Seller shall indemnify and hold harmless each of the Bank of America Related Entities and any of their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including reasonable fees and disbursements of its counsel) that may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of the Principal Agreements, any other document referred to therein or any of the transactions contemplated thereby, or any Purchased Assets or Seller’s obligations thereunder, except to the extent any such liability, obligation, loss, damage, penalty, judgment, suit, cost, expense or disbursement resulted directly from such Indemnified Party’s gross negligence or willful misconduct. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Principal Agreement (provided that if the terms of any Principal Agreement conflict with the foregoing, the terms of the Principal Agreement shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.
Section 13.Integration; Servicing Provisions Integral and Non-Severable. Section 14.1 of the Existing Master Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

14.1
Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Seller agrees that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and Servicing Rights of the Purchased Mortgage Loans are integral, interrelated, and are non-severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for such Mortgage Loans. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Purchased Mortgage Loans by having the ability to sell the Servicing Rights related to such Purchased Mortgage Loans free from any claims or encumbrances. Further, the fact that Seller or the Servicer may be entitled to a servicing fee for interim servicing of the Purchased Mortgage Loans or that Buyer may provide a separate notice of default to Seller or the Servicer regarding the servicing of the Purchased Mortgage Loans shall not affect or otherwise change the intent of Seller and Buyer regarding the integral and non- severable nature of the provisions in the Agreement related to servicing and Servicing Rights nor will such facts affect or otherwise change Buyer’s ownership of the Servicing Rights related to the Purchased Mortgage Loans.

Section 14.Notice Information. Section 14.11 of the Existing Master Repurchase Agreement is hereby amended by:
1.deleting the address for notices to Buyer in clause (a) in its entirety and replacing it with the following:

If to Buyer:	Bank of America, N.A.
4500 Park Granada

Mail Code: CA7-910-02-38
Calabasas, California 91302
Attention: Adam Gadsby, Managing Director
Telephone: (818) 225-6541
Facsimile: (213) 457-8707
Email: Adam.Gadsby@baml.com
With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Director, Mortgage Finance
Telephone:  (646) 855-0946
Facsimile:  (646) 855-5050
Email: Eileen.Albus@baml.com
and

Bank of America, N.A.
One Bryant Park
New York, New York 10036
Mail Code: NY1-100-17-01
Attention: Michael J. Berg, Assistant General Counsel
Telephone: (646) 855-0706
Facsimile: (212) 378-3460
Email: Michael.J.Berg@bankofamerica.com
2.deleting the address for emails to Buyer in clause (b) in its entirety and replacing it with the following:
If to Buyer:    Adam.Gadsby@baml.com,
Adam.Robitshek@baml.com,
Eileen.Albus@baml.com and
Michael.J.Berg@bankofamerica.com.
Section 15.Examination and Oversight. Section 14.24 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

14.24
Examination and Oversight by Regulators. Seller agrees that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Seller shall comply with all requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer.

Section 16.Definitions. Exhibit A to the Existing Master Repurchase Agreement is hereby amended by:
1.deleting the definitions of “Aggregate Rate Lock” and “Recourse Debt” in their entirety and all references thereto;
2.deleting the definitions of “Bond Loan - 1st Lien”, “FICO Score”, “Liquidity”, “One-Month LIBOR”, “Other Mortgage Loan Documents”, “Strict Compliance” and “Transaction” in their entirety and replacing them with the following, respectively (modified text underlined for review purposes):

Bond Loan - 1st Lien: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date.
FICO Score: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the origination date of a Mortgage Loan; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be middle credit score.
Liquidity: As of any date of determination, the sum of (a) Seller’s unrestricted and unencumbered cash and Cash Equivalents, (b) the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call and (c) that portion of the Aggregate Transaction Limit that is not currently used for outstanding transactions and for which the Seller has unencumbered Mortgage Loans that are otherwise eligible. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.
One-Month LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using One-Month LIBOR, then Buyer may, in addition to its rights under Section 4.5 herein, select an alternative rate of interest or index in its discretion.
Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty and the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides); (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule; and (xx) all other documents relating to the Purchased Mortgage Loan.
Strict Compliance: The compliance of Seller and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide, as applicable and as amended by any agreements between Seller and the applicable Agency, sufficient to enable Seller to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security; provided, that until copies of any such agreements between Seller and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, have been provided to Buyer by Seller and agreed to by Buyer, such agreements shall be deemed, as between Seller and Buyer, not to amend the requirements of the applicable Agency Guide.
Transaction: As set forth in the Recitals of this Agreement.
3.deleting clause (d) of the definition of “Insolvency Event” in its entirety and replacing it with the following (modified text underlined for review purposes):

(d)
involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be.

4.deleting clause (h) of the definition of “Purchased Items” in its entirety and replacing it with the following (modified text underlined for review purposes):

(h)
all Servicing Rights related to the Purchased Mortgage Loans, all related Servicing Records, and all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, all rights of Seller to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files, including, without limitation, the Other Mortgage Loan Documents;

5.adding the following definitions in their proper alphabetical order:
Ability to Repay Rule: 12 CFR 1026.43(c), including all applicable official staff commentary.
Merchants Bank Agreement: That certain Amended and Restated Master Purchase Agreement, dated as of June 30, 2013, between Seller and Merchants Bank of Indiana.

QM Rule: 12 CFR 1026.43(e), including all applicable official staff commentary.
Qualified Mortgage: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.
Rebuttable Presumption Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
Safe Harbor Qualified Mortgage: A Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.
Texas Cash-Out Refinance Mortgage Loan: A Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution.
Total Marginable Assets: As of any date of determination, in accordance with GAAP, the sum of all assets of Seller subject to “margin”, including but not limited to (i) mortgage loans held for sale, (ii) derivative assets less derivative liabilities and (iii) mortgage servicing rights, and (iv) loans held for investment, real estate owned property, and servicing advances if financed.
Section 17.Representations and Warranties. Exhibit L to the Existing Master Repurchase Agreement is hereby amended by:
1.deleting clauses (b) and (xx) in their entirety and replacing them with the following, respectively (modified text underlined for review purposes):

(b)
Purchase Commitment; Trade Assignment. Unless otherwise stated in the Transactions Terms Letter, the Asset is covered by a Purchase Commitment that permits assignment thereof to Buyer, (i) does not exceed the availability under such Purchase Commitment (taking into consideration mortgage loans or securities, as applicable, which have been purchased by the respective Approved Investor under the Purchase Commitment), (ii) conforms to the requirements and the specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor, and (iii) is eligible for sale to and insurance or guaranty by, respectively, the applicable Approved Investor and any applicable insurer. Each such Purchase Commitment is enforceable, in full force and effect, and if such Asset is a Pooled Mortgage Loan, such Purchase Commitment is validly and effectively assigned to Buyer or a third party appointed by Buyer, as applicable, pursuant to a Trade Assignment. Each such Trade Assignment is enforceable and in full force and effect, and was delivered by Seller to Buyer in accordance with the requirements set forth in Section 7.2(q). Each Purchase Commitment and Trade Assignment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(xx)
Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan (other than a Bond Loan - 1st Lien) did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.

2.adding the following clauses (fff) and (ggg) at the end thereof:

(fff)	Qualified Mortgage. Each Mortgage Loan other than a Bond Loan - 1st Lien satisfies the following criteria:
(i)    Such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)
Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(ggg)
Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with the Ability to Repay Rule or the QM Rule.

Section 18.Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.
Section 19.Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.
Section 20.Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.
Section 21.Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
Section 22.Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Section 23.GOVERNING LAW. This AMENDMENT and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

[SIGNATURE PAGE FOLLOWS]
Signature Page to Amendment No. 1 to Master Repurchase Agreement
IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
Bank of America, N.A., as Buyer
By: _/s/ Adam Robitshek __________________
Name: Adam Robitshek
Title: Vice President

STONEGATE MORTGAGE CORPORATION, as Seller
By: _/s/ John Macke ______________________
Name: John Macke
Title: EVP - Capital Markets